Exhibit 99(b)

             Extract From Post-Effective Amendment No. 1 to Form S-4

                       THE COMPARATIVE SHAREHOLDER RIGHTS

       After the share exchange, BGE common shareholders will become Constellation Energy common shareholders, and their rights will be governed by Constellation Energy's charter and by-laws rather than BGE's charter and by-laws. Constellation Energy's charter and by-laws differ from BGE's in certain respects. The differences in Constellation Energy's charter and by-laws reflect the: (1) removal of obsolete and unnecessary provisions; (2) inclusion of provisions that provide flexibility to operate in a competitive market; and (3) inclusion of provisions that provide additional financing flexibility. Approval of the share exchange will also be considered approval and ratification of Constellation Energy's charter and by-laws. For more information, please refer to the forms of the charter and by-laws that are included as appendices B and C in Post-Effective Amendment No. 1 to Form S-4 (Registration No. 33-64799).

       The table below compares some of the rights provided to BGE and Constellation Energy shareholders under their respective charters and by-laws, under Securities and Exchange Commission (SEC) rules, and Maryland law:

 RIGHT                             BGE                   CONSTELLATION ENERGY
 -----                             ---                   --------------------

 Voting rights for        Superior voting rights      No superior voting rights
 preferred shareholders   (Four votes per share)      (One vote per share)

 Call of special meeting  Permitted by 25% of votes   Permitted by 25% of votes
                          entitled to be cast         entitled to be cast

Shareholder action by
written consent           Permitted                   Permitted

Removal of directors by   Permitted by majority vote  Permitted by majority vote
shareholders                                          for cause


Advance notice of         Proxy Proposals --          Proxy Proposals --
shareholder proposals     120 days                    120 days
                          Meeting Proposals --        Meeting Proposals --
                          45 days                     75 days

Charter amendments by     Permitted by two-thirds     Permitted by two-thirds
 common shareholders      vote                        vote(Board may provide
                                                      for lesser number)

By-law amendments by      Permitted by majority       Permitted by two-thirds
common shareholders       vote                        vote

       The differences between BGE's and Constellation Energy's charter and by-laws are summarized below:

AUTHORIZED SHARES

       BGE. BGE has authorized:
         o 175,000,000 shares of common stock,
         o 1,000,000 shares of preferred stock, and
         o 6,500,000 shares of preference stock.

       CONSTELLATION ENERGY. Constellation Energy has authorized:
         o 250,000,000 shares of common stock, and
         o 25,000,000 shares of preferred stock.

PREFERRED STOCK

       BGE. BGE's charter authorizes both preferred and preference stock. The charter specifies, among other things:

         o the number of votes per share (4 votes per share for preferred and 1 vote per share for preference),
         o matters preferred and preference shareholders may vote on,
         o a limit on the amount of dividends that are payable on the preferred stock, and
         o certain financial tests that must be met before the preferred or preference stock may be issued.

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       The charter  allows  BGE's Board of Directors to specify the other rights and terms of both types of stock, such as redemption and convertibility provisions.

       CONSTELLATION ENERGY. Constellation Energy's charter authorizes only preferred stock. It specifies that the preferred stock will have no more than one vote per share, as determined by the Board. The Board will determine the other terms of any preferred stock at the time of issuance. Constellation Energy will not issue preferred stock as a defensive takeover mechanism without prior shareholder approval and will not afford preferred shareholders voting rights superior (including votes per share) to common shareholders.

VOTE REQUIRED TO PASS CERTAIN MATTERS

       BGE. The approval of two-thirds of all the votes entitled to be cast must be received to approve charter amendments and certain extraordinary matters such as mergers, share exchanges and the sale of substantially all of BGE's assets.

       CONSTELLATION ENERGY. The approval of two-thirds of all the votes entitled to be cast must be received to approve charter amendments and certain extraordinary matters such as mergers, share exchanges and the sale of substantially all of Constellation Energy's assets. However, the Board may authorize that such a matter be approved by a majority of all the votes entitled to be cast.

REMOVAL OF DIRECTORS

       BGE. Under BGE's by-laws, the shareholders, at any meeting duly called and at which a quorum is present, may remove any director from office by a majority vote.

       CONSTELLATION   ENERGY.   Under  Constellation   Energy's  charter,   the
shareholders, at any meeting duly called and at which a quorum is present, may remove any director from office for cause by a majority vote.

AMENDING THE BY-LAWS

       BGE. BGE's by-laws may be amended or repealed, and new by-laws adopted, by a majority vote of the Board of Directors or the common shareholders.

       CONSTELLATION ENERGY. Constellation Energy's by-laws may be amended or repealed, and new by-laws adopted by a majority vote of the Board of Directors or by a two-thirds vote of the common shareholders.

ADVANCE NOTICE PROVISION

       BGE. Neither BGE's charter nor its by-laws include a provision with respect to advance notice of shareholder proposals or director nominations. Under SEC rules, shareholder proposals must be received at least 120 days prior to the anniversary of the date that the prior year's proxy statement was mailed to shareholders in order to be considered for inclusion in the proxy statement. Other proposals sought to be presented at the shareholders' meeting must be received at least 45 days prior to the anniversary of the date that the prior year's proxy statement was mailed to shareholders.

       CONSTELLATION ENERGY. The SEC rule requiring 120 days advance notice of shareholder proposals sought to be included in the proxy statement will also apply to Constellation Energy. In addition, under Constellation Energy's by-laws, written notice of a proposal to be presented by any shareholder at the shareholders' meeting (including nominations for director) must be received by the Secretary of Constellation Energy at its principal executive office not less than 75 days prior to the anniversary of the date the proxy statement was mailed for the prior year's annual meeting (if the share exchange is approved, the anniversary of the mail date for Constellation Energy's first annual meeting will be March 5, 2000). If the proposal is not timely received, the shareholder may not present it at the annual meeting. See "Submission of Shareholder Proposals for Next Year" on page 38. The additional 30 day time period has been added to ensure that Constellation Energy has sufficient time to inform all shareholders, in the proxy statement, of the matter sought to be presented at the meeting.

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MARYLAND LAW

       Certain provisions of Maryland law provide enhanced rights to shareholders, including the right of holders of at least 25% of the outstanding common stock to call a special meeting of shareholders for any purpose and the right to take action by way of unanimous written consent without calling a special meeting of shareholders.

       However, certain other provisions of Maryland law may have the effect of discouraging persons from acquiring large blocks of a Maryland corporation's stock and/or delaying or preventing a change of control of a Maryland corporation. Under certain circumstances, these provisions could have the effect of, among other things:

         o  reducing  or  eliminating   the  voting  power  of  a  20%  or  more
         shareholder,

         o prohibiting a 10% or more shareholder from engaging in a business combination with a Maryland corporation for five years following the acquisition of the 10% stake (a "freezeout" provision), and

         o requiring a premium payment for shares purchased in a two-step acquisition.

       Friendly mergers and other business combinations would not be affected by these provisions. However, a Maryland corporation may opt out of the provisions by providing so in its charter or by-laws. An amendment adopted for the purpose of opting out of the freeze-out provision does not become effective until 18 months after its adoption. Neither BGE nor Constellation Energy have opted out of the provisions.


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